Exhibit 99.1

FOR IMMEDIATE RELEASE	PRESS RELEASE

CLEAR CHANNEL OUTDOOR HOLDINGS, INC. ANNOUNCES PRICING OF

OFFERING OF 8.75% SENIOR NOTES DUE 2020 BY ONE OF ITS INTERNATIONAL

SUBSIDIARIES

San Antonio, TX, December 11, 2015 – Clear Channel Outdoor Holdings, Inc. (NYSE: CCO) (the “Company”) announced today that its indirect wholly-owned subsidiary, Clear Channel International B.V. (“Clear Channel International”), priced an offering of $225.0 million aggregate principal amount of 8.75% Senior Notes due 2020 (the “Notes”). The Notes were priced at 99.012% of par and will be issued under an indenture to be dated as of December 16, 2015. The sale of the Notes is expected to be completed on December 16, 2015, subject to customary closing conditions.

The Notes will be guaranteed by certain of Clear Channel International’s existing and future subsidiaries (collectively, the “Guarantors”). The Company will not guarantee or otherwise assume any liability for the Notes. The Notes will be senior unsecured obligations that rank pari passu in right of payment to all unsubordinated indebtedness of Clear Channel International, and the guarantees of the Notes will be senior unsecured obligations that rank pari passu in right of payment to all unsubordinated indebtedness of the Guarantors.

Clear Channel International intends to use the net proceeds of the Notes, together with cash on hand, to make a loan in an aggregate principal amount equal to $225.0 million to Clear Channel CV (an indirect parent of Clear Channel International and a subsidiary of the Company), which loan will be due and payable at the same time and under the same terms as the payments under the Notes. Clear Channel CV intends to use the proceeds from the loan to (i) repay the principal and accrued interest and terminate a loan due to Clear Channel Worldwide Holdings, Inc. (“CCWH”) (an indirect parent of Clear Channel International and a subsidiary of the Company) in an aggregate amount equal to approximately $65.3 million, and (ii) make a distribution of the remaining proceeds to CCWH. CCWH intends to use the amounts received from Clear Channel CV to make indirect distributions to the Company, which the Company will use to fund a special cash dividend in an aggregate amount equal to approximately $217.8 million to its stockholders, including its controlling stockholder, iHeartCommunications, Inc. iHeartCommunications, Inc. may use the proceeds of the special cash dividend for its own corporate purposes, including to repurchase or make payments on its outstanding indebtedness.

The Notes and the related guarantees are being offered only to “qualified institutional buyers” in reliance on the exemption from registration pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), and to persons outside of the United States in compliance with Regulation S under the Securities Act. The Notes and the related guarantees have not been registered under the Securities Act, or the securities laws of any state or other jurisdiction, and may not be offered or sold in the United States without registration or an applicable exemption from the Securities Act and applicable state securities or blue sky laws and foreign securities laws.

This press release is for informational purposes only and shall not constitute an offer to sell or the solicitation of an offer to buy the Notes or any other securities. The Notes offering is not being made to any person in any jurisdiction in which the offer, solicitation or sale is unlawful. Offers of the Notes are being made only by means of a private offering circular.

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About Clear Channel Outdoor Holdings, Inc. and Clear Channel International B.V.

Clear Channel Outdoor Holdings, Inc. is one of the world’s largest outdoor advertising companies with more than 640,000 displays in over 40 countries across five continents. Clear Channel International B.V., an indirect wholly-owned subsidiary of Clear Channel Outdoor Holdings, Inc., is a leading international outdoor advertising company with operations primarily in Europe, Australia, New Zealand and Singapore.

Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements based on the Company’s current management expectations. These forward-looking statements include all statements other than those made solely with respect to historical facts. Numerous risks, uncertainties and other factors may cause actual results to differ materially from those expressed in any forward-looking statements. These risks, uncertainties and other factors include, but are not limited to, whether or not Clear Channel International B.V. will consummate the offering and the timing of the use of proceeds of the offering. Many of the factors that will determine the outcome of the subject matter of this press release are beyond the Company’s ability to control or predict. The Company undertakes no obligation to revise or update any forward-looking statements, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise.

Media:

Wendy Goldberg

Executive Vice President, Communications

(212) 377-1105

Investors:

Effie Epstein

Senior Vice President, Planning and Investor Relations

(212) 377-1116

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